Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“AGREEMENT”), is made as of May 7, 2010 and is effective May 1, 2010, by and between Middleburg Financial Corporation (“Corporation”) and Arch A. Moore, III (“Executive”).

WHEREAS, it is the desire of the Corporation to have the benefit of Executive's continued loyalty, service and counsel; and

WHEREAS, the Executive wishes to remain an employee of the Corporation; and

WHEREAS, the Corporation desires to protect its confidential information and guard against unfair competition; and

WHEREAS, Executive possesses certain valuable knowledge, professional skills and expertise which will contribute to the continued success of the business of the Corporation and its affiliates; and

WHEREAS, the Corporation and Executive desire to set forth, in writing, the current terms and conditions of their agreements and understandings, and intend that this Agreement shall supersede and replace the Employment Agreement between Corporation and Executive dated September 17, 2007;

NOW, THEREFORE, in consideration of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending legally to be bound, agree as follows:

Section 1.                      Employment.

(a)           The Corporation and Executive agree that Executive shall be employed to perform such services for the Corporation as may be assigned to Executive by the Corporation from time to time upon the terms and conditions herein provided. Executive’s services shall be rendered in an executive capacity and shall be of a type for which Executive is suited by background and training.

(b)           References in this Agreement to services rendered for the Corporation and compensation and benefits payable or provided by the Corporation shall include services rendered for, and compensation and benefits payable or provided by, any Affiliate.  References in this Agreement to the “Corporation” also shall mean and refer to each Affiliate for which Executive performs services.  References in this Agreement to “Affiliate” shall mean any business entity that, directly or indirectly, through one or more intermediaries, is controlled by the Corporation.

(c)           The Executive shall devote his full time and attention to the discharge of the duties undertaken by him hereunder.  Executive shall comply with all policies, standards and regulations of the Corporation now or hereafter promulgated, and shall perform his duties under this Agreement to the best of his abilities and in accordance with general business standards of conduct.

(d)           Executive acknowledges that he is entering into this Agreement of his own free will and that he has had the benefit of the advice of, and is relying solely upon the advice of, independent counsel of his own choice.

Section 2.                      Term.

The term of this Agreement shall be deemed to have commenced on May 1, 2010 (the “Effective Date”), and, subject to Section 7(a), shall continue until April 30, 2012, unless sooner terminated in accordance with the provisions of Section 7.  Beginning on April 30, 2010, and each April 30th thereafter, the term of this Agreement and all its terms and provisions shall be automatically extended for one additional year, unless 30 days prior written notice of non-renewal is provided by the Corporation or Executive or unless employment under this Agreement is otherwise terminated in accordance with the provisions of Section 7.

Section 3.                      Compensation.

(a)           As compensation for the services to be rendered by the Executive under this Agreement, the Executive shall receive a base annual salary at the rate of Two Hundred Six  Thousand One Hundred Forty Two Dollars ($206,142.00) per year.  The Executive may receive base salary increases and incentive, bonus compensation or other compensation in the amounts determined by the Board of Directors of the Corporation.

(b)           The Corporation shall withhold state and federal income taxes, social security taxes and such other payroll deductions as may from time to time be required by law.  The Corporation shall also withhold and remit to the proper party any amounts agreed to in writing by the Corporation and the Executive for participation in any corporate sponsored benefit plans for which a contribution is required.

(c)           Except as otherwise expressly set forth herein, no compensation shall be paid pursuant to this Agreement subsequent to any termination of Executive’s employment with the Corporation; provided, however, that Executive’s right to exercise stock options and his rights under stock grants following a termination of employment shall be governed by the terms of the Corporation’s stock option plans and any stock option agreements between the Corporation and the Executive.  No stock options shall be granted to Executive after his employment terminates.

Section 4.                      Additional Benefits.

In addition to the usual and customary fringe benefits which are provided to the other executive officers of the Corporation, Executive shall be entitled to participate in the Corporation’s employee benefit plans and programs for which he is or will become eligible according to the terms of said plans or programs. It is understood that the Board of Directors may, in its sole discretion, establish, modify or terminate such plans or benefits. Fringe benefits available to Executive under this section include, but are not limited to, participation in the Corporation’s group health insurance, disability and life insurance plans, and participation in its qualified and non-qualified retirement plans.

Section 5.                      Expense Account.

The Corporation shall reimburse Executive for reasonable and customary business expenses incurred during the term of this Agreement in the conduct of the Corporation’s business.  Such expenses will include business meals, out-of-town lodging and travel expenses of Executive and, when she accompanies him on Company business, Executive’s spouse.  In no event will there be reimbursement for items which are not reimbursable under written Corporation policy.  Executive agrees to timely submit records and receipts of reimbursable items and agrees that the Corporation can adopt reasonable rules and policies regarding such reimbursement.  The Corporation agrees to make prompt payment to the Executive following receipt and verification of such reports.

Section 6.                      Paid Time Off.

Executive shall be entitled to six (6) weeks of paid time off ("PTO") leave each year, which shall be taken at such time or times as may be approved by the Corporation and during which Executive’s compensation hereunder shall continue to be paid.

Section 7.                      Termination and Survival of Obligations.

(a)           Notwithstanding the termination of this Agreement or the termination of Executive’s employment for any reason, the parties shall be required to carry out any provisions of this Agreement which contemplate performance by them subsequent to such termination.  In addition, no termination of this Agreement shall affect any liability or other obligation of either party which shall have accrued prior to such termination, including, but not limited to, any liability, loss or damage on account of breach.  No termination of employment shall terminate the obligation of the Corporation to make payments of any vested benefits provided hereunder or the obligations of Executive under Sections 8, 9 and 10 of this Agreement.  The existence of any claim or cause of action of the Executive against the Corporation, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by the Corporation of the restrictions, covenants and agreements contained in this Agreement.

(b)           Executive’s employment hereunder may be terminated by Executive upon thirty (30) days written notice to the Corporation or at any time by mutual agreement in writing.  It shall not constitute a breach of this Agreement for the Corporation to suspend Executive’s duties and to place Executive on a paid leave during the thirty (30) day notice period.

(c)           This Agreement shall terminate upon death of Executive; provided, however, that in such event the Corporation shall pay to the estate of Executive the compensation, including salary and accrued but unused PTO, which otherwise would be payable to Executive through the end of the  month in which his death occurs.  Such amounts shall be paid at the end of the payroll period that follows the payroll period in which his employment terminates due to death.  Additionally, there shall be paid to the Executive’s estate (y) any bonus or other short term incentive compensation earned, but not yet paid, for any year prior to the year in which his death occurs and (z) any bonus or other short term incentive compensation for the year in which his death occurs that he would have received if he had lived, multiplied by a fraction, the numerator of which is the number of days in the year that precede the date on which his death occurs and the denominator of which is three hundred sixty-five.

Any bonus or other short term incentive compensation payable under this Section 7(c) shall be paid (i) on the date of payment to other employees eligible for bonuses or other short term incentive compensation under the same plan or plans, or, (ii) if no date or time frame for payment is specified in those plans, by March 15 of the calendar year following the calendar year in which the compensation is earned.

(d)(1)           The Corporation may terminate Executive’s employment other than for “Cause”, as defined in Section 7(e), at any time upon written notice to Executive, which termination shall be effective immediately.  Executive may resign thirty (30) days after notice to the Corporation for “Good Reason”, as hereafter defined.  In the event the Executive’s employment terminates pursuant to this Section 7(d)(1), Executive shall receive, at the end of the payroll period that follows the payroll period in which his employment terminates, his salary earned through the date of termination and accrued but unused PTO.  In the event the Executive’s employment terminates pursuant to this Section 7(d)(1), Executive shall also receive the following items on the later of the applicable date set forth below or the 60th day following his termination of employment, provided that Executive signs a release and waiver of claims reasonably satisfactory to the Corporation that becomes irrevocable within 60 days of his termination of employment, and provided further that any portion of the premium due to be paid by the Corporation during such 60-day period under item (iv) below shall be paid by the Corporation on the due date whether or not the release and waiver has been signed:

(i)	An amount equal to 200% of his current rate of annual salary in effect immediately preceding such termination; and

(ii)	Any bonus or other short term incentive compensation earned, but not yet paid, for any year prior to the year in which his employment terminates; and

(iii)
Any bonus or other short term incentive compensation for the year in which his employment terminates that he would have received if his employment had not terminated, multiplied by a fraction, the numerator of which is the number of days in the year that precede the date on which he is notified of the termination of his employment and the denominator of which is three hundred sixty-five; and

(iv)
If Executive timely elects COBRA coverage, his current benefits under group health and dental plans will continue.  In such case, for the longer of one year or the remainder of the term of this Agreement: (a) Executive will receive such benefits at the rates paid by active participants, and (b) the Corporation will continue to pay its portion of such health and dental premiums.  In no event shall such benefits continue beyond the period permitted by COBRA, and periods of coverage under this Agreement shall offset Executive’s period of coverage under COBRA.

Twenty-nine percent (29%) of any amount due under Section 7(d)(1)(i) shall be paid on the first day of the seventh month following the date his employment terminates and the balance shall be paid in equal monthly installments on the first day of the seventeen (17) succeeding months.

Any amount due under Section 7(d)(1)(ii) or (iii) shall be paid on (i) the date of payment to other employees eligible for bonuses or other short term incentive compensation under the same plan or plans or, (ii) if no date or time frame for payment is specified in those plans, by March 15 of the calendar year following the calendar year in which the compensation is earned.  Notwithstanding the foregoing, if Executive is a “specified employee” under Section 409A of the Internal Revenue Code and Treasury Regulations (“Section 409A”) on the date of his termination, payment will be deferred under the preceding sentence to the first day of the seventh month following the date Executive’s employment terminates, to the extent required by Section 409A.

(d)(2)           Notwithstanding anything in this Agreement to the contrary, if Executive breaches Section 8 or 9 of this Agreement, Executive will not thereafter be entitled to receive any further compensation or benefits pursuant to this Section 7(d)(1).

(d)(3)           The Corporation shall not be required to make payment of, or provide any benefit under, Section 7(d)(1) to the extent such payment is prohibited by the terms of the regulations presently found at 12 C.F.R. part 359 or to the extent that any other governmental approval of the payment required by law is not received.

(d)(4)           For purposes of this Agreement, Good Reason shall mean:

(i)
The assignment of duties to the Executive by the Corporation which result in the Executive having significantly less authority or responsibility than he has on the date hereof without his express written consent;

(ii)
Requiring the Executive to maintain his principal office outside of Loudoun County, Virginia, unless the Corporation moves its principal executive offices to the place to which the Executive is required to move:

(iii)	A reduction by the Corporation of the Executive's base salary, as the same may have been increased from time to time:

(iv)	The failure of the Corporation to provide the Executive with substantially the same fringe benefits that are provided to other executive officers of the Corporation;

(v)	The Corporation’s failure to comply with any material term of this Agreement; or

(vi)	The failure of the Corporation to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 11 hereof.

(e)           The Corporation shall have the right to terminate Executive’s employment under this Agreement at any time for Cause, which termination shall be effective immediately.  Termination for “Cause” shall mean material failure of the Executive to perform his duties under this Agreement, unlawful business conduct, theft, commission of a felony, a material violation of the Corporation’s work rules or policies; or a material breach of this Agreement.  The term “Cause” also shall include the failure of Executive for any reason within three (3) days after receipt by Executive of written notice from the Chief Executive Officer and President of the Corporation to correct, cease, or otherwise alter any action or omission that could materially or adversely affect the Corporation's profits or operations.  In the event Executive’s employment under this Agreement is terminated for Cause, Executive shall thereafter have no right to receive compensation or other benefits under this Agreement.

(f)           The Corporation may terminate Executive’s employment under this Agreement, after having established that the Executive is unable to perform his obligations under this Agreement because of the Executive's disability by giving to Executive written notice of its intention to terminate his employment due to inability to regularly perform his duties.  Executive's employment with the Corporation can be terminated effective on the 90th day after receipt of such notice if, within 90 days after such receipt, Executive shall fail to return to the full performance of the essential functions of his position on a regular basis with or without reasonable accommodations (and if Executive's disability has been established pursuant to the definition of “disability” set forth below).  For purposes of this Agreement, “disability” means either (i) disability which after the expiration of more than 13 consecutive weeks after its commencement is determined to be total and permanent by a physician selected and paid for by the Corporation or its insurers, and acceptable to Executive or his legal representative, which consent shall not be unreasonably withheld; or (ii) disability as defined in the policy of disability insurance maintained by the Corporation or its Affiliates for the benefit of Executive, whichever shall be more favorable to Executive.  Notwithstanding any other provision of this Agreement, the Corporation shall comply with all requirements of the Americans with Disabilities Act, 42 U.S.C. § 12101 et. seq.

(g)           If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Corporation's affairs by a notice served pursuant to the Federal Deposit Insurance Act, the Corporation’s obligations under this Employment Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Corporation may in its discretion (i) pay Executive all or part of  the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(h)(1)           If Executive’s employment is terminated without Cause within one year after a Change of Control shall have occurred or if he resigns for Good Reason within one year after a

Change of Control shall have occurred, then the Corporation shall pay to Executive as compensation for services rendered to the Corporation a cash amount (subject to any applicable payroll or other taxes required to be withheld) equal to 200% of his highest annual cash compensation earned after 2008.  If Executive is a “specified employee” under Section 409A on the date of his termination of employment, payment shall be made six months and one day after the date his employment terminates to the extent required by Section 409A.  Otherwise, payment shall be made on or no more than thirty (30) days before the date his employment terminates.  Payment under this Section 7(h)(1)) shall be in lieu of any amount that it is or might be due under Section 7(d).

(2)           For purposes of this Agreement, a Change of Control occurs if, after the date of this Agreement; (i) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of Corporation securities having 50 percent or more of the combined voting power of the then outstanding Corporation securities that may be cast for the election of the Corporation’s directors other than a result of an issuance of securities initiated by the Corporation, or open market purchases approved by the Board of Directors, as long as the majority of the Board of Directors approving the purchases is a majority at the time the purchases are made; or (ii) as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors, or any combination of these events, the persons who were directors of the Corporation before such events cease to constitute a majority of the Corporation’s Board, or any successor’s board, within two years of the last of such transactions.  For purposes of this Agreement, a Change of Control occurs on the date on which an event described in (i) or (ii) occurs.  If a Change of Control occurs on account of a series of transactions or events, the Change of Control occurs on the date of the last of such transactions or events.

(3)           It is the intention of the parties that no payment be made or benefit provided to Executive pursuant to this Agreement that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Corporation or the imposition of an excise tax on Executive under Section 4999 of the Code.  If the independent accountants serving as auditors for the Corporation on the date of a Change of  Control (or any other accounting firm designated by the Corporation) determine that some or all of  the payments or benefits scheduled under this Agreement, as well as any other payments or benefits on a Change of  Control, would be nondeductible by the Company under Section 280G of  the Code, then the payments scheduled under this Agreement will be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible.  The determination made as to the reduction of benefits or payments required hereunder by the independent accountants shall be binding on the parties.  Executive shall have the right to designate within a reasonable period, which payments or benefits will be reduced provided, however, that if no direction is received from Executive, the Corporation shall implement the reductions in its discretion; provided, however, that no reduction shall be permitted that results in a deferral prohibited by Section 409A.

Section 8.                      Confidentiality/Nondisclosure.

Executive covenants and agrees that any and all information maintained as confidential by the Corporation and not generally known to the public concerning the customers, businesses and services of the Corporation of which he has knowledge or access as a result of his association with the Corporation in any capacity, shall be deemed confidential in nature and shall not, without the proper written consent of the Corporation, be directly or indirectly used, disseminated, disclosed or published by Executive to third parties other than in connection with the usual conduct of the business of the Corporation.  Such information shall expressly include, but shall not be limited to, information concerning the Corporation’s trade secrets, business operations, business records, customer lists or other customer information.  Upon termination of employment, the Executive shall deliver to the Corporation all property in his possession which belongs to the Corporation including all originals and copies of documents, forms, records or other information, in whatever form it may exist, concerning the Corporation or its business, customers, products or services.  This Section 8 shall not be applicable to any information which, through no misconduct or negligence of Executive, has been disclosed to the public by anyone other than Executive.

Section 9.                      Covenant Not to Compete and Related Covenants.

(a)           During the term of this Agreement and throughout any further period that he is an employee of the Corporation, and for the longer of:

 (x) twelve (12) months from and after the date that Executive is (for any reason) no longer employed by the Corporation; or

 (y) for a period of  twelve (12) months from the date of entry by a court of  competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by Executive.

Executive covenants and agrees that he will not, directly or indirectly, either for himself or as a principal, agent, employee, employer, stockholder, co-partner or in any other individual or representative capacity whatsoever, make loans, supervise employees that solicit, make or approve commercial loans or serve as the President or Chief Operating Officer for any bank or bank holding company within twenty-five (25) miles of headquarters of the Corporation or within five (5) miles of any bank branch operated by the Corporation.

(b)           During the term of this Agreement and throughout any further period that he is an employee of the Corporation, and for the longer of:

 (x) twenty-four (24) months from and after the date that Executive is (for any reason) no longer employed by the Corporation; or

(y) for a period of twenty-four (24) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by Executive.

the Executive will not, directly or indirectly, on behalf of the Executive or any other person or entity, solicit or induce, or attempt to solicit or induce, any person currently employed by the Corporation to terminate his or her relationship with the Corporation.

(c)           During the term of this Agreement and throughout any further period that he is an employee of the Corporation, and for the longer of:

(x) twenty-four (24) months from and after the date that Executive is (for any reason) no longer employed by the Corporation; or

(y) for a period of twenty-four (24) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of  a breach by Executive.

the Executive will not, except to the extent necessary to carry out his duties as an employee of the Corporation, directly or indirectly provide Competitive Services (as defined below) to any Customer (as defined below), and shall not, directly or indirectly, on behalf of the Executive or any other person or entity, solicit or divert away or attempt to solicit or divert away any Customer of the Corporation for the purpose of selling or providing Competitive Services, provided the Corporation is then still engaged in the sale or provision of  Competitive Services.

(d)           It is agreed that notwithstanding the above to the contrary, Executive may engage in business ventures as long as they are not competitive with the Corporation.  Anything to the contrary notwithstanding, Executive may own, as a passive investor, securities of any public competitor corporation, so long as his direct holdings in any one such corporation shall not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation.  The parties intend that the covenants and restrictions in this Section 9 be enforceable against Executive regardless of the reason that his employment by the Corporation may terminate and that such covenants and restrictions shall be enforceable against Executive even if this Agreement expires after a notice of nonrenewal is given by Executive or the Corporation under Section 2.  The existence of any claim or cause of action by the Executive against the Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of the restrictive covenants set forth in Sections 8 and 9 of this Agreement.

(e)           For purposes of this Agreement, the term “Customer” means any individual or entity to whom or to which the Corporation provided Competitive Services within two years of the date on which the Executive’s employment terminates.

(f)           For purposes of this Agreement, "Competitive Services" means providing financial products and services of the types that, as of the date of this Agreement, are provided to Customers of the Corporation, whether such services are provided directly by the Corporation or by others under a contractual arrangement with the Corporation.

(g)           The Executive agrees that the covenants in this Section 9 are reasonably necessary to protect the legitimate interests of the Corporation, are reasonable with respect to the time and territory and do not interfere with the interests of the public.  The Executive further agrees that the descriptions of the covenants contained in this Section 9 are sufficiently accurate and definite to inform the Executive of the scope of the covenants.  Finally, the Executive agrees that the consideration set forth in this Agreement is full, fair and adequate to support the Executive’s obligations hereunder and the Corporation’s rights hereunder.  The Executive acknowledges that in the event the Executive’s employment with the Corporation is terminated for any reason, the Executive will be able to earn a livelihood without violating such covenants.

(h)           The parties have attempted to limit the Executive’s right to compete only to the extent necessary to protect the Corporation from unfair competition.  The parties recognize, however, that reasonable people may differ in making such a determination.  Accordingly, the parties intend that the covenants contained in this Section 9 to be completely severable and independent, and any invalidity or unenforceability of any one or more such covenants will not render invalid or unenforceable any one or more of the other covenants.  The parties further agree that, if the scope or enforceability of a covenant contained in this Section 9 is in any way disputed at any time, and if permitted by applicable law, a court or other trier of fact may modify and reform such provision to substitute such other terms as are reasonable to protect the Corporation’s legitimate business interests.

Section 10.                      Injunctive Relief, Damages, Etc.

The Executive agrees that, given the nature of the positions held by Executive with the Corporation, each and every one of the covenants and restrictions set forth in Sections 8 and 9 above are reasonable in scope, length of time and geographic area and are necessary for the protection of the significant investment of the Corporation in developing, maintaining and expanding its business.  Accordingly, the parties hereto agree that in the event of any breach by Executive of any of the provisions of Section 9 that monetary damages alone will not adequately compensate the Corporation for its losses and, therefore, that it shall be entitled to any and all legal or equitable relief available to it, specifically including, but not limited to, injunctive relief, and the Executive shall be liable for all damages, including actual and consequential damages, costs and expenses, and legal costs and actual attorneys fees incurred by the Corporation as a result of taking action to enforce, or recover for any breach of Section 9.  The covenants contained in Section 9 shall be construed and interpreted in any judicial proceeding to permit their enforcement to the maximum extent permitted by law.

Section 11.                      Successors.

The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business, stock or assets of the Corporation, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in its entirety.  Failure of the Corporation to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to the compensation described in Section 7(d).  As used in this Agreement, "Corporation” shall mean Middleburg Financial Corporation, and any successor to its respective business, stock or assets as aforesaid, which executes and delivers the agreement provided for in this Section 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

Section 12.                      Invalid Provisions.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.  Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be valid and enforceable to the fullest extent permitted by law without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 13.                      Notices.

Any and all notices, designations, consents, offers, acceptance or other communications provided for herein shall be given in writing and shall be deemed properly delivered if delivered in person or by registered or certified mail, return receipt requested, addressed in the case of the Corporation to its Chief Executive Officer and President or in the case of Executive to his last known address.

Section 14.                      Arbitration.

With the exception of Sections 8 and 9 and the enforcement of said Sections (as set forth in Section 10), all other claims under this Agreement will be resolved by binding arbitration.

The parties agree that with the exception of controversies or claims arising out of Sections 8, 9 and 10, all controversies or claims arising out of or relating to this Agreement or Executive’s employment with the Corporation shall be submitted to final and binding arbitration.  The parties further agree that the arbitration will be conducted under the Federal Arbitration Act (“FAA”) and the procedural rules of the American Arbitration Association (“AAA”), specifically AAA’s National Rules for the Resolution of Employment Disputes.  Any arbitration proceeding and/or other procedural matter related to an arbitration proceeding, shall be conducted in Richmond, Virginia, at a location to be determined by the parties.  The parties agree that such arbitration will be conducted before an experienced arbitrator chosen by the Corporation and the Executive.  In the event that the parties are unable to choose an arbitrator, the parties agree that one will be designated by the AAA in accordance with their rules and procedures.  The parties further agree that the arbitrator shall apportion the fees and costs of the arbitration pursuant to the rules of the AAA and applicable law.

Section 15.                      Governing Law.

Except where preempted by federal law, the Employment Agreement shall be subject to and construed in accordance with the laws of the Commonwealth of Virginia.

Section 16.                      Captions.

The captions used in this Employment Agreement are intended for descriptive and reference purposes only and are not intended to affect the meaning of any Section hereunder.

Section 17.                      Section 409A.

This Agreement is intended to comply with Section 409A to the extent Section 409A is applicable.  This Agreement shall be interpreted and administered accordingly.

IN WITNESS WHEREOF, the parties have executed this Agreement on the 7th day of May, 2010, and, by their signatures, agree that such execution shall constitute a cancellation, effective May 1, 2010, of the Employment Agreement between the parties dated September 17, 2007, and replacement of such 2007 Employment Agreement with this Agreement.

MIDDLEBURG FINANCIAL CORPORATION

By: /s/Gary R. Shook
       Gary R. Shook
       President

By:  /s/Arch A. Moore, III
       Arch A. Moore, III